UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2012

AMERICAN SIERRA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52927	98-0528416
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1218 Third Avenue, Suite 505, Seattle, WA	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 910-2687

1420 5TH Avenue, Suite 2200, Seattle, WA 98101
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On November 29, 2012, American Sierra Gold Corp. (the “Company”) and its wholly owned subsidiary American Sierra Gold Merger Corp., a Nevada Corporation, (“MergerSub”) terminated the Agreement and Plan of Merger entered into with Medinah Gold, Inc., a Nevada corporation, (“Medinah”) on August 13, 2012 (the “Merger Agreement”).  As a result of the termination, the Company withdrew the registration statement on Form S-4, filed on October 31, 2012 with the Securities and Exchange Commission. The Company, MergerSub and Medinah mutually agreed to the Merger Agreement’s termination and there are no early termination penalties incurred by any of the parties for doing so.

Pursuant to the Agreement, Medinah would have merged with and into MergerSub, each outstanding share of common stock, par value $0.001, of Medinah would have been converted into the right to receive the one share of common stock of the Company, on a one-for-one basis and MergerSub would have been the surviving corporation in the merger.  Each share of common stock issued would have been duly authorized, validly issued, fully paid and nonassessable.  Upon conversion, each share of Medinah common stock would have been canceled, retired and cease to exist. Per the Merger Agreement, the Company expected to issue approximately 64,061,040 shares of common stock to Medinah shareholders as part of the merger’s consideration.

The Company now plans to offer an exchange of securities directly with Medinah shareholders on terms and conditions similar to those found in the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERCAN SIERRA GOLD CORP.

/s/ James Vandeberg
James Vandeberg
Principal Executive Officer and Principal
Accounting and Financial Officer
Date: November 29, 2012